                                                                    EXHIBIT 11.1

                          CREDENCE SYSTEMS CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                      YEAR ENDED OCTOBER 31,
                                                                    ---------------------------
                                                                     1996      1995      1994
                                                                    -------   -------   -------

Weighted average shares outstanding.........................         21,531    20,273    18,521
Common equivalent shares from stock options.................            399       711     1,228
                                                                    -------   -------   -------
Number of shares used in computing per share amounts........         21,930    20,984    19,749
                                                                    =======   =======   =======

Net income..................................................        $37,703   $30,354   $19,193
                                                                    =======   =======   =======

Net income per share........................................        $  1.72   $  1.45   $  0.97
                                                                    =======   =======   =======


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